Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL, AND SUCH INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACE WITH [***].

AMENDED AND RESTATED

EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into and effective as of August 7, 2023, by and between Blue Owl Capital Inc., a Delaware corporation (the “Company”), and Michael D. Rees (“Executive”). Capitalized terms used herein that are not defined in the paragraph in which they first appear are defined in Section 13 and, to the extent not defined therein (or if expressly stated herein), shall have the meaning set forth in the Investor Rights Agreement.

WITNESSETH:

WHEREAS, Altimar Acquisition Corporation, a Delaware corporation (“Altimar”), Neuberger Berman Group LLC, a Delaware limited liability company, Owl Rock Capital Partners LP, a Delaware limited partnership, Owl Rock Capital Group LLC, a Delaware limited liability company, and Owl Rock Capital Feeder LLC, a Delaware limited liability company, entered into that certain Business Combination Agreement, dated as of December 23, 2020 (as amended, the “BCA,” and the transactions contemplated by the BCA, the “Transactions”);

WHEREAS, in connection with the Transactions, Altimar became “Blue Owl Capital Inc.”;

WHEREAS, the Company (as successor-in-interest to Altimar) and Executive are parties to that certain Employment and Restrictive Covenant Agreement, dated as of December 23, 2020 (as amended, the “Prior Employment Agreement”), which Prior Employment Agreement became effective on May 19, 2021 (the “Closing Date”) in connection with the closing of the Transactions on the Closing Date;

WHEREAS, (i) as a condition to the consummation of the Transactions, Executive was required to enter into such Prior Employment Agreement and Exhibit A thereto, for preservation of goodwill and to ensure that the Company received all bargained-for-benefits of the Transactions, and (ii) the Company desired to secure the continued services of Executive for the benefit of the Company and its Affiliates from and after the Closing Date, by entering into the terms of the Prior Employment Agreement, and Executive desired to continue to provide such services, subject to the terms and conditions of the Prior Employment Agreement; and

WHEREAS, in connection with the continued services of the Executive to the Company, the parties are, by their execution and delivery of this Agreement, intending to amend and restate the Prior Employment Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.    Services and Duties. Since the Closing Date, Executive has served (pursuant to the Prior Employment Agreement), and from and after the date of this Agreement during the remainder of the Employment Term, the Executive will continue to serve as a full-time employee of Blue Owl Capital Holdings, LLC, a Subsidiary of the Company (the “Employer”). From and after the date of this Agreement during the remainder of the Employment Term, (a) Executive shall have the Approved Titles, (b) without Executive’s consent, (i) none of the Approved Titles may be changed with respect to Executive, and (ii) no additional person or persons may be given any title (whether an Approved Title or otherwise), or have any title (except, for the avoidance of doubt, as results from a firing decision by the CEO in accordance with Exhibit B) removed or changed, in each case with respect to the GP Strategic Capital Business (and in each case, for the avoidance of doubt, (A) whether or not any such person or persons are currently (as of the date of this Agreement) or in the future employed by, serving as an officer or director of, or acting as a service provider to any Company Entities or otherwise, and (B) regardless of the amount of involvement or interaction with (if any) any such person or persons have in or with respect to the GP Strategic Capital Business), and (c) Executive shall have the responsibilities and authority, and shall perform the duties, in each case, with respect to the GP Strategic Capital Business set forth in Exhibit B attached hereto, together with any additional duties as may reasonably be agreed in writing between Executive and the CEO; provided, that notwithstanding anything in this Agreement to the contrary, but subject to and without limiting any of Executive’s duties, responsibilities, rights to vote and other rights as a member of the Board (and any committees thereof) and without limiting any contractual rights of Executive (in his personal and any other capacity) under any agreement (including the Investor Rights Agreement) to which he is party, (x) except as otherwise agreed in writing by the CEO, in no event shall Executive have (including by reason of any title or position), and Executive agrees not to publicly state that he has and agrees not to knowingly exercise, any authority, responsibility or duty with respect to any business, group or department of the Company Entities other than the GP Strategic Capital Business or as a member of the Board and (y) the GP Strategic Capital Business, and Executive’s management of the GP Strategic Capital Business and his discharge of the responsibilities and duties set forth on Exhibit B, will be subject (as provided in this Agreement) to the General Firm Policies. Notwithstanding the foregoing, nothing herein shall limit or otherwise restrict Executive’s participation in Permitted Activities (as defined in, and subject to, Section 5 of Exhibit A).

2.    Term of Employment. The term of this Agreement and Executive’s employment hereunder shall commence on the date hereof and continue until terminated in accordance with Section 5 hereof. The period of time starting on the Closing Date and ending on the date of termination of Executive’s employment is the “Employment Term”.

3.    Compensation.

(a)    Base Compensation. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, during the Employment Term, Executive will be paid a base salary at the rate of $500,000 per annum (the “Base Compensation”), payable in accordance with the Employer’s typical payroll procedures, but not less frequently than bi-monthly.

(b)    Additional Compensation.

(i)    In addition to the Base Compensation, and subject to the applicable limitations set forth in Section 2.3(b)(i) of the Investor Rights Agreement, for each calendar year during the Employment Term beginning with the calendar year ended December 31, 2023 (pro-rated, if applicable, for the calendar year in which the Employment Term ends if such calendar year is a partial calendar year), Executive will be entitled to additional compensation in an amount per annum equal to the excess, if any, of (A) the Applicable Portion over (B) the Base Compensation (“Additional Compensation”). Without limitation of Section 3(b)(iv), payment of the Additional Compensation will be in cash except that (1) Executive has elected to receive it in equity for calendar years prior to and including the year ended December 31, 2025, and (2) with respect to calendar years beginning January 1, 2026, to the extent that Executive is offered by the Company (subject to any necessary approvals under Section 2.3 of the Investor Rights Agreement) and Executive elects (in his sole discretion) to receive it in equity.

(ii)    In December 2023, with respect to the 2024 calendar year, and in each subsequent December with respect to the corresponding subsequent calendar year, in each case during the Employment Term, Executive will indicate to the Company (by notice in writing to the chief financial officer of the Company) a specified dollar amount, which amount shall be the draw that Executive shall be paid quarterly in installments in respect of his Additional Compensation in respect of the following calendar year (the “Quarterly Payment”) (which notified amount shall be reasonably selected not to, in the aggregate for such following calendar year (i.e., the sum of such four (4) Quarterly Payments), exceed an approximation of the maximum amount of the Applicable Portion (taking into account clause (ii) of the proviso in such definition) Executive would be entitled to in such calendar year), to be paid promptly to Executive consistently with Executive’s payment arrangements in effect on the date of this Agreement; provided, that a Quarterly Payment may, without breach of this Agreement, be reduced if, and to the extent that, the Company’s chief financial officer determines, acting reasonably, that the aggregate of the four (4) Quarterly Payments for such calendar year is expected to exceed the maximum amount of the Applicable Portion to which Executive is entitled for such calendar year (taking into account clause (ii) of the proviso to the definition of “Applicable Portion”). Each Quarterly Payment will be paid (in cash and/or, as applicable in accordance with this Section 3(b), equity) quarterly (pro-rated for any partial quarters) in accordance with the timing of such payments under the General Firm Policies, but in no event later than when quarterly payments are made to the CEO (and, in respect of any payments to be made to Executive in cash, in no event shall such payments be made any later than thirty-one (31) days following the end of the relevant calendar quarter for the first three (3) quarters of each year and the first payroll after receipt of the Company’s audited financial statements with respect to such year in the case of the final calendar quarter). For the 2023 calendar year, (A) with respect to the third and fourth fiscal quarters of 2023, the Quarterly Payment shall be $8,500,000 per quarter, and (B) the payments to Executive of “Additional Compensation”, as defined in and determined under the Prior Employment Agreement, with respect to the first two (2) fiscal quarters of 2023 shall (to the extent they are received by Executive) be counted on a dollar-for-dollar basis towards the total Additional Compensation owed to Executive with respect to the 2023 calendar year.

(iii)    In the fourth quarter of each calendar year (but in no event later than December 15 of such year), an estimate of the GP Strategic Capital Aggregate Compensation Amount for such entire calendar year shall be calculated (in accordance with this Agreement) by the Company’s chief financial officer and provided to Executive together with the method of such calculation. In the event that, based on such estimate, Executive’s four (4) Quarterly Payments for such calendar year (or, in the case of 2023, the amounts described in the last sentence of Section 3(b)(ii) above) would result in Executive receiving less than the maximum amount of the Applicable Portion (taking into account clause (ii) of the proviso in such definition) for such calendar year, Executive may determine to increase (e.g., by allocation of a portion of the bonus pool determined for the GP Strategic Capital Business for such calendar year) his Quarterly Payment for such fourth quarter to any amount that would not result in Executive exceeding his maximum Applicable Portion for such calendar year. Following the completion of the Company’s audited financial statements for a relevant calendar year (the “Audited Financial Statements”), the GP Strategic Capital Aggregate Compensation Amount and Applicable Portion in respect of such calendar year shall be promptly determined pursuant to the terms set forth in this Agreement.

(1)    In the event that the aggregate amount of Base Compensation and Quarterly Payments paid to Executive in respect of a calendar year exceeds the maximum Applicable Portion for such calendar year, with such excess amount referred to as the “Deficit,” the Executive will repay such Deficit in cash within fifteen (15) days after completion of the Audited Financial Statements for the relevant calendar year and the GP Strategic Capital Aggregate Compensation Amount has been finally determined in accordance with this Agreement. To the extent that any Deficit has not been repaid by Executive by the date required, the Company may, as a non-exclusive remedy and without breach of this Agreement, reduce any Base Compensation, Additional Compensation or Continued Compensation in an amount not to exceed any then-outstanding Deficit and such compensation shall be deemed paid to Executive for all purposes of calculating whether Executive received the Applicable Portion with respect to the calendar year in which such compensation was applied to reduce the Deficit.

(2)    In the event that the GP Strategic Capital Aggregate Compensation Amount in respect of a calendar year is finally determined to be greater than the estimated GP Strategic Capital Aggregate Compensation Amount for such year (the amount of any such excess, the “Excess”), then following such final determination Executive shall be promptly paid an amount equal to 30% of such Excess or, if Executive would be entitled to receive a higher percentage of such Excess pursuant to clause (ii) of the proviso in the definition of “Applicable Portion”, such higher percentage of the Excess, but in no event greater than the Aggregate Cap.

(3)    Notwithstanding anything to the contrary in this Agreement, in respect of the calendar year in which the Employment Term terminates (for any reason), Executive will be entitled to receive and will be deemed to have elected to receive (without any further action by Executive) the maximum amount of the Applicable Portion (taking into account clause (ii) of the proviso in such definition, and for this purpose deeming Executive to have exercised fully his election described in such clause (ii) in accordance with the terms therein) to which Executive is entitled in such calendar year.

(iv)    Notwithstanding anything in this Agreement to the contrary but without limitation of any rights of Executive under this Agreement, to the extent that (x) any CEO and/or (y) any Co-CEO (as such term is defined in the Investor Rights Agreement, regardless of whether such individual then holds the title of, or is serving in the capacity as, the (or a) Chief Executive Officer or the Co-Chief Executive Officer) is offered or provided with: (A) the opportunity to receive (directly or indirectly) all or any portion of his or her compensation in equity securities or any other equity-like interests of any Company Entities, Executive shall be offered the same opportunity with respect to his Additional Compensation (on the same terms and conditions, and in respect of a pro rata amount of his Additional Compensation, based on the percentage of each CEO’s and/or Co-CEO’s compensation offered to be received as equity) and, if timely accepted by Executive (and Executive shall be provided no less time than was provided to any CEO or Co-CEO with respect to such an opportunity), payment in such equity securities on such terms shall be in satisfaction of the relevant portion of the Company’s obligations with respect to paying such relevant portion of Additional Compensation (under this Section 3(b)) in respect of the relevant calendar year (or relevant quarterly period(s) thereof); and (B) the opportunity to receive or participate in any fringe benefits, plans or similar arrangements, or any retirement benefit or similar entitlement, Executive will be entitled to receive and/or participate in any of the foregoing. For the avoidance of doubt, with respect to clause (A) above as related to calendar years 2024 and 2025, nothing therein shall be deemed to limit or invalidate Executive’s election to receive his compensation in calendar years 2024 and 2025 in the form of equity in accordance with the Company’s offer made to Executive prior to the date hereof.

(v)    With respect to the determination/calculation of the GP Strategic Capital Management Fee Revenue (including, as applicable, estimates thereof, and including with respect to GP Strategic Capital Aggregate Compensation Amount and any other related calculations with respect to Executive) in each relevant period, the Executive will be provided on a quarterly basis the determination/calculation of such amount (or, as applicable, estimated amount) with the reasonable opportunity to review and discuss such calculation (including with the chief financial officer of the Company).

4.    Employee Benefits.

(a)    Benefit Plans. During the Employment Term, Executive will be eligible to participate in any employee benefit, travel and retirement plans offered to employees generally, as well as any employee benefit plans offered to employees at the executive level, subject to and in accordance with the terms and conditions of the applicable plan documents (including any eligibility requirements and limitations contained in such plans) as may be in effect from time to time and all applicable laws. Nothing in this Section 4, however, shall require the Employer to maintain any employee benefit plan or provide any type or level of benefits to its employees, including Executive, and the Employer may modify or terminate any employee benefit plan at any time.

(b)    Paid Time Off. During the Employment Term, Executive will be entitled to paid time off (“PTO”) each year, to be used in accordance with the applicable Employer policies as in effect from time to time.

(c)    Reimbursement of Expenses. During the Employment Term, the Employer shall reimburse Executive for any expenses reasonably incurred by Executive in furtherance of Executive’s duties hereunder, in accordance with the applicable Employer policies as in effect from time to time.

5.    Termination. Subject to the terms of this Section 5, Executive’s employment and the Employment Term shall terminate upon the earliest to occur of the following (the applicable date of Executive’s termination of employment, the “Termination Date”): (a) a termination of Executive’s employment by the Company due to his Disability, effective on the date on which a written notice to such effect is delivered to Executive; (b) the date of Executive’s death; (c) a termination of Executive’s employment by the Company for Cause, effective on the date on which a written notice to such effect is delivered to Executive (for the avoidance of doubt, other than as set forth in clauses (a) and (b) above, Executive’s employment shall not be terminated by the Company for any reason other than Cause); and (d) a termination of Executive’s employment by Executive for any reason, effective on the three (3)-month anniversary of the date on which a written notice to such effect is delivered to the Company. Notwithstanding the foregoing and for the avoidance of doubt, only the Board may effect a termination of Executive’s employment pursuant to Section 5(c) above.

6.    Consequences of Termination.

(a)    Payments and Benefits Due Upon Termination for Any Reason or No Reason. In the event that Executive’s employment and the Employment Term end for any reason or no reason, Executive or Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Section 6(a)(i) through Section 6(a)(iii) hereof to be paid within sixty (60) days following the Termination Date, or such earlier date as may be required by applicable law): (i) any earned but unpaid Base Compensation through the Termination Date; (ii) reimbursement for any unreimbursed business and relocation expenses incurred through the Termination Date; (iii) any accrued but unused PTO in accordance with Employer policy; and (iv) any other accrued and vested payments (including, for the avoidance of doubt, the applicable amount of unpaid Additional Compensation in accordance with Section 3(b)(iii)(3)), benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement, benefit or fringe benefit plan or program (collectively, the “Accrued Amounts”).

(b)    Additional Payments Upon Certain Terminations. In the event that Executive’s employment and the Employment Term end for any reason other than a Disqualifying Termination, then in addition to the Accrued Amounts, subject (other than in the case of Executive’s death) to Executive’s compliance with Section 7 and Section 8 below, Executive or Executive’s estate, as the case may be, will be entitled to, for each year during the Restricted Period (subject to pro-ration for any partial years), payment of an amount equal to thirty percent (30%) of the GP Strategic Capital Aggregate Compensation Amount (the “Continued Compensation”), payable annually within thirty (30) days following the completion of the Audited Financial Statements for the applicable calendar year. In the event that Executive’s employment is terminated as the result of a Disqualifying Termination, Executive will be entitled to the Accrued Amounts but will not be entitled to payment of the Continued Compensation or any other consideration pursuant to this Agreement.

(c)    Full and Complete Satisfaction. The amounts payable to Executive pursuant to Section 6(a) and Section 6(b) hereof following Executive’s termination of employment and the Employment Term shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with the Company Entities, and Executive acknowledges that such amounts are fair and reasonable and that, following Executive’s termination of employment and the Employment Term, are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of the provisions of this Agreement. For the avoidance of doubt, this Agreement (i) does not address the consequences, if any, that a termination of Executive’s employment would have upon the equity or other interests in the Company or its Affiliates held by Executive or members of the GP Strategic Capital Products Team, and (ii) does not limit, amend or affect the rights of Executive or any other parties to, or remedies or relief of any such parties pursuant to, the Principals Agreement, the Investor Rights Agreement, the governing documents of Participant/PF Carry, or any other agreement or arrangement relating to the GP Strategic Capital Products, the GP Strategic Capital Business, or the GP Strategic Capital Products Team.

7.    Release; Continued Compliance. The Continued Compensation will only be payable if Executive (a) executes and delivers to the Company a customary general release of claims reasonably acceptable to the Company and Executive (the “Release”) within forty-five (45) days or twenty-one (21) days (as may be applicable under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act) following the Termination Date, and (b) thereafter does not revoke his consent to such Release within the time period prescribed therein; provided, however, that in no event shall the timing of execution (and non-revocation) of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the Release could be made in more than one (1) taxable year, payment shall be made in the later taxable year. If, during the Restricted Period, Executive breaches Section 1 of Exhibit A, and such breach is not cured (to the extent susceptible of cure) following the Company’s written notice to Executive thereof, Executive’s right to receive the Continued Compensation will immediately cease and be forfeited, and Executive will repay any previously received Continued Compensation that is attributable to the period of time following such breach. As a further condition to the receipt of the Continued Compensation, upon any termination of employment, unless otherwise requested by the Executive Committee, Executive shall immediately resign from any officer, consultant, trustee or similar positions Executive holds with the Company or any of its Subsidiaries (unless otherwise provided in the Investor Rights Agreement).

8.    Restrictive Covenants. The parties agree that the restrictive covenants set forth in Exhibit A hereto (the “Restrictive Covenants”) are incorporated herein by reference and shall be deemed to be fully contained herein. Executive understands, acknowledges and agrees that the Restrictive Covenants apply during (a) his employment with the Employer or any Affiliate of the Company and (b) the specified periods following termination of his employment with the Employer and any other Affiliate of the Company which may have employed him.

9.    Assignment. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and Executive and Executive’s heirs, valid assigns, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or are otherwise subject to hypothecation by Executive. In connection with the sale of all or substantially of the Company’s assets or equity or in connection with any merger, acquisition and/or reorganization, the Company may assign the rights and obligations of the Company hereunder, in whole or in part, to the successor or parent company in such transaction, provided, that the assignee assumes the obligations of the Company hereunder.

10.    Tax Withholding. The Employer shall be entitled to withhold such federal, state and local taxes as may be required pursuant to any applicable law or regulation.

11.    Section 409A. To the extent applicable, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”); and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(a)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (ii) the date of Executive’s death, solely to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 11(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c)    For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

12.    General.

(a)    Notices. Any notices provided hereunder must be in writing and shall be deemed effective (i) on the day of personal delivery or the following business day if such day of delivery is not a business day (including personal delivery by recognized overnight courier), (ii) with respect to e-mail, on the day of confirmation of receipt of such e-mail or (iii) the third business day after mailing by first class mail to the recipient at the address indicated below, or to such other address or to the attention of such other person as the recipient party may have specified by prior written notice to the sending party:

To the Company:

399 Park Avenue, 37th Floor

New York, New York 10022

Attention:     Alan Kirshenbaum

Email:           alan.kirshenbaum@blueowl.com

Attention:    Neena Reddy

Email:          neena.reddy@blueowl.com

To Executive:

At the location set forth in the Company’s records.

(b)    Reasonableness of Restrictions; Severability; Reformation. The Company and Executive expressly agree that the restrictions contained in this Agreement (including the Exhibits hereto) (i) are reasonable and lawful, (ii) will not unnecessarily or unreasonably restrict Executive’s professional business opportunities should Executive cease to be an employee of the Company Entities and (iii) are no broader than necessary to protect the goodwill, confidential information, proprietary information, trade secrets and other legitimate business interests of the Company Entities. However, if any provision of this Agreement shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision that most closely approximates the intent and the economic effect of the invalid provision and that would be enforceable to the maximum extent permitted in such jurisdiction or in such case. If it is determined by a court of competent jurisdiction or by arbitration that any restriction in this Agreement (including the Exhibits hereto) is excessive in duration or scope or is unreasonable or unenforceable under applicable law, the parties agree to modify such restriction so as to render it enforceable to the maximum extent permitted by the laws of that state.

(c)    DTSA. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement (including Exhibit A) is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(d)    Whistleblower Protection. Notwithstanding anything to the contrary, no provision of this Agreement (including Exhibit A) will be interpreted so as to impede Executive (or any other individual) from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General; (iii) accepting any U.S. Securities and Exchange Commission Awards; or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive will not be required to notify the Company that such reports or disclosures have been made.

(e)    Entire Agreement. This Agreement (including Exhibit A) constitutes the final, complete and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts the Prior Employment Agreement and any other prior or contemporaneous understandings, agreements or representations by or between the parties, written or oral; provided, that (i) for the avoidance of doubt, in no event shall this Agreement amend or limit any obligation of any party under the Investor Rights Agreement or the Principals Agreement and, in the event of any conflict between this Agreement and the Investor Rights Agreement or the Principals Agreement with respect to the rights of any party under this Agreement, this Agreement shall prevail, and (ii) in no event shall the amendment and restatement of the Prior Employment Agreement invalidate, revoke or qualify any consent or approval provided under the Prior Employment Agreement (it being understood, for the avoidance of doubt, that no such consent or approval of Executive shall be deemed to limit, amend, contravene or waive any of Executive’s rights under this Agreement from and after the date hereof). Notwithstanding the immediately preceding sentence, this Agreement does not supersede or preempt any agreements (including restrictive covenant agreements) to the extent they relate to or are a condition of continued vesting, repurchase rights and/or forfeiture of carried interest, capital interests and related economics in respect of the Existing Diamond Flagship Funds (as defined in the BCA) and any other investment fund (including the Homecourt funds) or investment product managed by any of the Company Entities, in each case, in effect on the Closing Date.

(f)    Counterparts. This Agreement may be executed in separate counterparts, any one (1) of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one (1) and the same agreement. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(g)    Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by each party hereto. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.

(h)    Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein (including, without limitation, Section 3(b)(v), the Restrictive Covenants provided in Section 8 hereof and the Exhibits hereto) shall survive the Termination Date.

(i)    Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it or he may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(j)    Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(k)    Construction. The parties acknowledge that this Agreement is the result of arm’s length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement. For the avoidance of doubt, for all purposes of this Agreement, “including” means “including, without limitation”.

(l)    Arbitration; Exclusive Jurisdiction; Waiver of Jury Trial. To the fullest extent permitted by law and subject in all respects to the provisions of Section 1.5 of the Principals Agreement (including with respect to confidentiality of any such proceeding), any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, interpretation, performance, breach, alleged breach, negotiation or termination of this Agreement, and its arbitrability, shall be settled by binding arbitration to be held in New York, New York and administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (including the procedures for Large, Complex Commercial Disputes if applicable under those rules) in effect when the arbitration is commenced. Any such arbitration shall be in front of a panel of three (3) arbitrators comprised of one (1) independent and impartial arbitrator designated by the Company, one (1) independent and impartial arbitrator designated by Executive and one (1) independent and impartial arbitrator (who shall be the chair of the arbitral tribunal) jointly designated by the arbitrators designated by the Company and Executive in accordance with the rules of the AAA. Notwithstanding anything to the contrary herein, to the extent permitted in accordance with Section 1.5 of the Principals Agreement, any actions or proceedings seeking interim equitable relief, or to enforce an arbitration award, may be brought in, and with regard to such court proceedings the parties consent to the exclusive jurisdiction of, the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court of the United States located in the State of Delaware or, if no such federal court shall have jurisdiction, the Delaware Superior Court and any appellate court from any appeal thereof. The parties agree that any process or notice of motion or other application to any of such courts, and any paper in connection with any such arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided, that a reasonable time for appearance is allowed. To the maximum extent permitted by applicable Law, the decision of the panel of arbitrators shall be final and binding and not be subject to appeal. The costs of the arbitration (“Arbitration Costs”), including any AAA administration fee and filing fee, arbitrators’ fees and the costs of the use of facilities during the hearings, will be initially borne equally by the claimant(s) and the respondent(s) and either party to the arbitration may bear 100% of the Arbitration Costs and seek reimbursement from the other party to the arbitration. Any costs (whether in an arbitration or court proceeding permitted to be instituted pursuant to this Section 12(l) or otherwise) that are specific to a particular party to such arbitration (“Personal Costs”), such as the fees and expenses of counsel, fact witnesses or experts shall be borne by the party incurring such costs. In any such dispute, the Company and Executive agree that the applicable arbitration panel or court shall award to the prevailing party (i) any Arbitration Costs that he, she, or it may have incurred, and (ii) his, her, or its Personal Costs, and, if such applicable arbitration panel or court determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, such applicable arbitration panel or court may apportion such Arbitration Costs and Personal Costs between the prevailing and non-prevailing parties in such amounts as the arbitrator or courts deems equitable and appropriate under the circumstances; provided, that in the case of attorneys’ fees and expenses and other third party advisors’ fees and expenses, the non-prevailing party shall only be required to reimburse the prevailing party for, and an award shall only require the non-prevailing party to reimburse the prevailing party for, fees and costs incurred at the ordinary hourly rates of such attorneys and advisors (and specifically shall not award reimbursement of any Personal Costs to the extent such Personal Costs are contingency fees, success fees or other special fee arrangements). To the extent that a claim is instituted by, and later withdrawn, dismissed or otherwise abandoned by, a party, the arbitration panel or court with jurisdiction over such matter may award the other party its Arbitration Costs and Personal Costs in the same manner as though such other party was the prevailing party in such proceeding. The arbitrators shall have the power to grant temporary, preliminary and permanent relief, including injunctive relief and specific performance, or any other remedy available from a court of competent jurisdiction. For the avoidance of doubt, nothing in this Section 12(l) shall limit the ability of a party to seek or obtain injunctive relief under Section 12(m). Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO WAIVES, AND COVENANTS THAT IT OR HE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, CLAIMANT, RESPONDENT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS OR HIS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(m)    Governing Law; Equitable Remedies. THIS AGREEMENT AND ANY DISPUTES OR CLAIMS RELATING THERETO (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed, without limiting Executive’s rights pursuant to Section 6, that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 12(m), including an injunction in aid of arbitration from any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In such event, any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance pursuant to this Section 12(m), it or he will not assert the defense that a remedy at law would be adequate.

(n)    Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall confer any rights or remedies upon any person, other than the parties hereto and any and all of Executive’s heirs, successors, valid assigns, executors and administrators. In any provision of the Agreement which provides rights or remedies to, or permits the assignment of rights to, Affiliates or Subsidiaries of the Company, the terms “Affiliates” and “Subsidiaries” shall be construed to exclude any private fund (or similar vehicle) or business development company of, or any other accounts, funds, vehicles or other client advised or sub-advised by the Company or any of its Affiliates or any portfolio companies thereof.

13.    Definitions. For purposes of this Agreement and in addition to any definitions set forth on the Exhibits hereto:

(a)    “Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

(b)    “Aggregate Cap” means, with respect to each calendar year, 37% of the GP Strategic Capital Aggregate Compensation Amount for such calendar year.

(c)    “Applicable Portion” means, with respect to a calendar year, the amount that is equal to 30% of the GP Strategic Capital Aggregate Compensation Amount with respect to such calendar year; provided, that (i) in the case where Executive’s Quarterly Payments in respect of a calendar year (as finally determined and taking into account, for the avoidance of doubt, the determination of Executive to increase his fourth quarter Quarterly Payment under Section 3(b)(iii) and the effect of Section 3(b)(iii)(3) in the relevant year) are in the aggregate less than such amount, the Applicable Portion with respect to such calendar year shall be such lesser amount and (for the avoidance of doubt, without limitation of clause (ii) below in respect of subsequent calendar years) in such case the amount of excess above such lesser amount will be deemed forfeited, and (ii) in respect of any calendar year, in the event that Executive’s Applicable Portion in respect of one (1) or both of the calendar years immediately preceding such calendar year was less than 30% of the GP Strategic Capital Aggregate Compensation Amount with respect to such calendar year, then to the extent so elected by Executive pursuant to Section 3(b)(iii) (or deemed to be so elected pursuant to Section 3(b)(iii)(3)), Executive’s Applicable Portion with respect to such calendar year may exceed the amount equal to 30% (but may not exceed the Aggregate Cap) of the GP Strategic Capital Aggregate Compensation Amount with respect to such calendar year, so long as such higher amount would not result in (x) the Executive’s Applicable Portion over such three (3)-year period (i.e., the current calendar year and the immediately preceding two (2) calendar years) exceeding 30% of the cumulative GP Strategic Capital Aggregate Compensation Amount over such three (3)-year period (and for this purpose, if applicable, giving effect to any Excess payment with respect to such period and in the event that in one (1) of the two (2) immediately preceding calendar years Executive received more than 30% of the GP Strategic Capital Aggregate Compensation Amount in such calendar year, and such excess amount over 30% was taken in respect of a deficit (i.e., where Executive received less than 30% of the GP Strategic Capital Aggregate Compensation Amount in such year) in a calendar year that was prior to the relevant three (3)-year period, then such excess shall be excluded from determining Executive’s Applicable Portion for such three (3)-year period) or (y) the Executive’s Applicable Portion for such calendar year exceeding the Aggregate Cap; provided that, notwithstanding the foregoing, in the first two (2) calendar years to which this Agreement (i.e., 2023 and 2024) applies, the Executive’s Applicable Portion shall not exceed 30% of the cumulative GP Strategic Capital Aggregate Compensation Amount over such two (2)-year period.

(d)    “Approved Titles” means (i) Founder and Head of GP Strategic Capital, (ii) Co-Founder of the Company, and (iii) Co-President of the Company.

(e)    “Board” means the board of directors of the Company.

(f)    “Cause” means, with respect to Executive, as required by a final, non-appealable court order of the conviction of (or plea of no contest to) any felony by Executive.

(g)    “CEO” means the Chief Executive Officer of the Company or, if there is more than one (1) Person then serving as Chief Executive Officer of the Company, (unless this Agreement specifically provides that a consent may be provided by one (1) or both Chief Executive Officers) each Chief Executive Officer.

(h)    “Company Entities” means the Company together with each of its direct and indirect Subsidiaries.

(i)    “Company Entity” means any one of the Company Entities.

(j)    “DFF Revenue Share” means the revenue share arrangement related to the incentive fees of the Dyal Financing Fund.

(k)    “Disability” means any physical or mental incapacity which prevents Executive from carrying out all or substantially all of his duties under this Agreement for any period of one hundred eighty (180) consecutive days or any aggregate period of eight (8) months in any twelve (12)-month period, as determined by a majority of the members of the Board (but, for the sake of clarity, excluding Executive) in their sole discretion.

(l)    “Disqualifying Termination” means a termination of Executive’s employment (i) by the Company for Cause or (ii) by Executive for any reason prior to May 21, 2026. For the avoidance of doubt, neither Executive’s resignation due to his Disability nor a termination of Executive’s employment due to his death will be a Disqualifying Termination.

(m)    “General Firm Policies” means the bona fide general firm-wide policies and procedures (including with respect to conflicts of interest) of the Company Entities.

(n)    “GP Strategic Capital” or the “GP Strategic Capital Business” means the following investment management businesses of, or advised or managed by, one (1) or more Company Entities: (i) the existing “GP Strategic Capital” business, which is comprised of the management of the “Dyal” franchise of flagship funds (Dyal Capital Partners I – Dyal Capital Partners V), including the Dyal Business Services Platform, the Dyal Financing Fund (and its investments), and the Dyal Homecourt Fund and co-invest arrangements entered into alongside any of the foregoing, (ii) any business managing funds or investment strategies focused on investing in equity, equity-like or similar securities in asset management, wealth management and investment trading businesses or primarily focused on investing alongside the partner managers of the GP Strategic Capital funds, (iii) all successor funds and vehicles of the funds and investment strategies described in clauses (i) and (ii), (iv) any business managing funds or investment strategies primarily focused on equity investments (i.e., as opposed to real estate-focused or credit investments) in businesses in or adjacent to the sports industry, which businesses shall include professional sports teams, sports technology businesses, sporting-related likeness or royalty businesses or securities, or similar investment businesses within the sporting ecosystem and (v) management of any other proposed funds or strategies outside the scope of the description in clauses (i)—(iv) of this definition that are approved in writing to be part of the GP Strategic Capital Business by the CEO. Blue Owl Strategic Equity (with respect to its business line as of the date of this Agreement and any expansion thereof) and any successor thereto is not part of GP Strategic Capital or the GP Strategic Capital Business.

(o)    “GP Strategic Capital Aggregate Compensation Amount” means the Budgeted Percentage multiplied by the GP Strategic Capital Management Fee Revenue.

(p)    “GP Strategic Capital Management Fee Revenue” means, for any calendar year, the excess of (i) the management fee revenue (as determined in accordance with GAAP, as adjusted for the GAAP Adjustments) of the GP Strategic Capital Business for such calendar year, minus (ii) the third party distribution costs actually paid by any Company Entity or by or on behalf of the GP Strategic Capital Business in such calendar year (solely to the extent that the management fee revenue for such GP Strategic Capital Product pursuant to clause (i) of this definition has not already been reduced for third party distribution costs netted against such management fee revenue with respect to such GP Strategic Capital Product for such calendar year), in each case, subject to Section 3(b)(v), as reasonably determined by the Company’s chief financial officer in good faith in a manner consistent with the Company’s financial reporting. Notwithstanding the foregoing, to the extent any increase in GP Strategic Capital Management Fee Revenue results from the acquisition of a business with more than $1 billion in amounts that would constitute “GP Strategic Capital Management Fee Revenue” if earned by the Company during the trailing twelve (12)-month period, then for purposes of the calculations in Section 3(b) and Section 6(b), the inclusion of such increase in GP Strategic Capital Management Fee Revenue resulting from such acquisition will be determined subject to any consent required pursuant to Section 2.3(c) of the Investor Rights Agreement; provided, however, that the “GP Strategic Capital Management Fee Revenue” shall exclude amounts payable with respect to the DFF Revenue Share (in respect of which the arrangements in effect on the date hereof will not be amended and remain in full force and effect) and any other incentive-based fees and/or allocations related to the GP Strategic Capital Business that are unrelated to the Company Entities and that may be recorded as management fees of the Company Entities for the Company’s reporting purposes.

(q)    “GP Strategic Capital Products” means all products and funds comprising the GP Strategic Capital Business.

(r)    “GP Strategic Capital Products Team” means Executive and the other employees and independent contractors comprising the investment team, portfolio monitoring team, and the Business Services Platform team of the GP Strategic Capital Business and administrative professionals supporting such individuals. As of the date hereof, the GP Strategic Capital Products Team consists of the people listed on Exhibit D and in the future shall include any approved persons performing the same or similar functions to those performed by the individuals listed on Exhibit D. For the avoidance of doubt, and as set forth in paragraph 7 of Exhibit B, no individual may be added to or transferred out of the GP Strategic Capital Products Team without Executive’s prior written consent.

(s)    “Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement, by and among the Company and the other parties specified therein, to be entered into in connection with the Transactions and dated as of August 7, 2023, as amended.

(t)    “Participant/PF Carry” means each of (i) Participant Carry GP, LLC, a Delaware limited liability company, and (ii) Participant PF GP, LLC, a Delaware limited liability company.

(u)    “Principals Agreement” means that certain Principals Agreement, by and among the Company and the other parties specified therein, to be entered into in connection with the Transactions and dated as of August 7, 2023, as Amended from time to time thereafter in accordance with its terms.

(v)    “Subsidiary” means a subsidiary of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

BLUE OWL CAPITAL INC.

By:	/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel

EXECUTIVE

By:	/s/ Michael D. Rees
Name: Michael D. Rees

Exhibit A

Restrictive Covenant

1.    Non-Competition. Subject to Section 5, during the period from the date hereof until the fifth anniversary of the date on which the Executive ceases to be an employee of or provider of services to the Company Entities (such date, the “Termination Date”) (such period, giving effect to the foregoing proviso, the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, and other than in connection with the Company Business, directly or indirectly, sponsor, advise, promote, manage, own any interest in, control or render services to any Person who provides, or is preparing to provide, investment advisory services to another Person in exchange for compensation, in each case, that competes with (a) a business line of the Company Entities as of the Termination Date or (b) a business line planned, as of the Termination Date, to be implemented within the twelve (12)-month period following the Termination Date (collectively, the “Competitive Services”). Executive undertakes not to intentionally circumvent or attempt to circumvent his obligations hereunder or otherwise to limit the effect of any provision of this Exhibit A.

2.    Non-Solicitation; Non-Interference.

(a)    During the period from the date hereof until the two (2)-year anniversary of the Termination Date, the Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner or capacity (other than for the sole benefit of the Company Funds and/or the Company Entities), employ, engage, attempt to employ or engage, recruit or otherwise solicit, induce or influence any Person who is an employee of any of the Company Entities (“Company Personnel”) to leave employment with the Company Entities; provided, that nothing contained in this Section 2 shall prohibit Executive, after the Termination Date, from (i) making any solicitation through the use of general advertising in newspapers, publications, the internet or other media of general circulation not directed or targeted at Company Personnel, (ii) making any solicitation or hiring of any administrative or executive assistants who were working for Executive immediately prior to the Termination Date or (iii) the taking of any action with respect to any former Company Personnel, if such former Company Personnel has otherwise not been employed or engaged by the Company Entities for at least six (6) months prior to the action and was not (A) induced to terminate his or her employment with, or service to, the Company Entities or (B) solicited for hire or engagement, in either case of (A) or (B), directly or indirectly by Executive prior to the expiration of such six (6)-month period.

(b)    During the period from the date hereof until the one (1)-year anniversary of the Termination Date, the Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner or capacity (other than for the sole benefit of the Company Funds), solicit (i) the business of any Clients or Prospective Clients of the Company Entities or (ii) the acquisition of any Prospective Portfolio Investments (as defined below), in each case, with which (or with whom) Executive first had contact on behalf of the Company Business or as to which (or whom) Executive has accessed Confidential Information (as defined below). For purposes of this Section 2(b), (A) “Client” means any person, firm, corporation or other organization whatsoever for whom any Company Entity has provided investment advisory services and with respect to whom Executive, individuals reporting to Executive or individuals over whom Executive had direct or indirect responsibility had personal contact or dealings on a Company Entity’s behalf during the two (2)-year period immediately preceding Executive’s Termination Date; (B) “Prospective Client” means any person, firm, corporation or other organization whatsoever with whom any Company Entity has had any negotiations or discussions regarding the possible investment in a Company Fund within the nine (9)-month period immediately preceding Executive’s Termination Date and with respect to whom Executive, individuals reporting to Executive or individuals over whom Executive had direct or indirect responsibility had personal contact or dealings on the Company’s behalf during such nine (9)-month period; and (C) “Prospective Portfolio Investment” means any prospective portfolio investments of any Company Funds that, to Executive’s knowledge, were in process or under active consideration by any of the Company Entities as of Executive’s Termination Date.

(c)    During the Restricted Period, the Executive shall not, without the prior written consent of the Company, intentionally, directly or indirectly, in any manner or capacity, induce or encourage any investor in a Company Fund to seek to have its capital commitment to such Company Fund or Company Funds reduced, or to terminate or diminish its business relationship with any Company Entity.

(d)    During the Restricted Period, Executive shall not, directly or indirectly, work with any other Principal to control, manage, sponsor, advise or sub-advise any business that provides investment advisory services for compensation.

3.    Confidentiality.

(a)    During the Employment Term and thereafter, Executive shall not disclose, communicate or use any Confidential Information, other than in the course of Executive’s performance of his duties and responsibilities to the Company Entities (except as provided in Sections 12(c) and 12(d) of the Agreement to which this Exhibit A is attached).

(b)    “Confidential Information” means (i) all secret, confidential or proprietary information, knowledge or data and all information regarding the business methods, operations or results, in each case, of or relating to any Company Entity or the Clients, Prospective Clients or employees of any Company Entity, (ii) all non-public information related to the business activities of the Company Entities and their Clients obtained by Executive during his employment and (iii) materials contained in Client files, unless, in each case, such information (A) was known to the public before its disclosure to Executive; (B) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (C) Executive is required to disclose by applicable law, regulation or legal process.

(c)    Executive agrees to comply with the Company’s Code of Conduct and Compliance Manual provided to Executive in writing for purposes of handling material, nonpublic information during the course of Executive’s employment with the Company. Upon the Termination Date, Executive shall deliver to the Company all property belonging to the Company (including all Confidential Information and all documents, recordings and other tangible records (including tapes, discs or other similar media)), provided, that Executive may retain documentation pertaining to his compensation arrangements and post-termination obligations to the Company.

(d)    Except as provided in Sections 12(c) and 12(d) of the Agreement to which this Exhibit A is attached, if Executive receives a subpoena or other legal process that would or may require the disclosure of Confidential Information or any Company Entity’s documents or information, Executive must notify the Company promptly following his receipt of such process.

4.    Intellectual Property; Company Work Product.

(a)    For purposes of this Exhibit A:

(i)    “Intellectual Property” means all: (A) patents, patent applications and patent disclosures; (B) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names and registrations and applications for the registration thereof, together with all of the goodwill associated therewith; (C) copyrights and copyrightable works (including, without limitation, mask works, computer software, source code, object code, data, databases and documentation relating thereto (collectively, “Software”)), and registrations and applications for the registration thereof; (D) trade secrets and other Confidential Information (whether or not patentable), including, without limitation, inventions, discoveries, developments, improvements, know-how, ideas, concepts, products, devices, systems, processes, methods, business methods, techniques, strategies, formulas, compositions, equations, algorithms, rules, protocols, Software, research and development information, data, drawings, specifications, flowcharts, schematics, programmer notes, designs, proposals, plans, financial and marketing plans, track record (i.e., investment performance of accounts) and customer, partner and vendor lists and information; (E) other similar proprietary rights; and (F) copies and tangible embodiments thereof (in whatever form or medium); and

(ii)    “Company Work Product” means Intellectual Property that is conceived, developed, made or reduced to practice by Executive, alone or jointly with others, during the term of Executive’s employment with the Company Entities, and: (A) by using equipment, supplies, facilities or information of any Company Entity (other than use of Executive’s mobile device, tablet or personal computer, and not relating to the current or anticipated business activities of the Company Entities); (B) arises out of Executive’s employment by the Company Entities; or (C) arises out of any of the Company Entities’ current or anticipated business activities.

(b)    Executive acknowledges and agrees that the Company shall own all right, title and interest in and to all Company Work Product, including, without limitation, any right to collect for past damages for the infringement or unauthorized use of Company Work Product. To the extent that any Intellectual Property that forms part of the Company Work Product does not automatically, by operation of law, vest in the Company, Executive hereby irrevocably transfers and assigns to the Company (or, to the extent not transferable, waives) all right, title and interest in and to such Intellectual Property for all forms and media, whether or not now existing, throughout the world, including, without limitation, any right to collect for past damages for the infringement or unauthorized use of such Intellectual Property and waives, to the fullest extent permitted by law, all of Executive’s “moral rights” with respect to such Intellectual Property.

(c)    Without limiting Executive’s obligations under any other provision of this Exhibit A, Executive hereby agrees to disclose to the Company promptly and fully, maintain adequate and current records of and comply with the Company’s policies regarding record keeping (as such policies may be created and amended from time to time) for any and all material Company Work Product. Such records shall be and shall remain the exclusive property of the Company and shall be made available promptly to the Company at any time upon request of the Company.

(d)    Executive shall not disclose to any Company Entity, use in its business or cause any Company Entity to use any information or material that is confidential to any third party (other than where a right or permission to do so has been secured from the applicable third party), nor shall Executive incorporate into any Company Work Product any Intellectual Property of any third party, unless such incorporation has been authorized in writing by the Company. Executive hereby represents and warrants that he is not party to any agreement currently in effect (other than with respect to surviving confidentiality obligations) that obligates Executive to grant, assign or license to any party (other than the Company Entities) any interest in Intellectual Property conceived, developed, made or reduced to practice by Executive, or which would otherwise inhibit Executive from fulfilling his obligations herein.

(e)    During the Employment Term and thereafter, upon the request of any Company Entity, Executive will promptly provide cooperation and assistance to the Company and its successors, assigns or other legal representatives, at the Company’s expense (such assistance and cooperation including, without limitation, the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney or other documentation as may be reasonably required): (i) in obtaining and/or perfecting ownership and control over Intellectual Property included in Company Work Product; (ii) in the preparation and prosecution of any applications for, or registration of, any Intellectual Property included within Company Work Product; (iii) in the prosecution or defense of, or other participation in, any court or patent office proceedings, including, without limitation, any interference, opposition, reexamination, reissue, litigation or other proceedings, that may arise in connection with Company Work Product, including, without limitation, producing documents or providing testimony relating to Company Work Product, and assisting the Company to obtain such documents or testimony; and (iv) in obtaining any additional patents or other protection that the Company may deem appropriate and that may be secured under the laws now or hereafter in effect in any country.

(f)    Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section 4, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such inventions and improvements thereto with the same legal force and effect as if executed by Executive, in each case, exercisable solely where Executive is deceased or incapacitated or otherwise has not fulfilled his obligations hereunder in a reasonably timely manner after written request from the Company.

5.    Permitted Activities. Notwithstanding anything herein to the contrary, this Exhibit A shall not limit or otherwise restrict the following activities, to the extent such activities do not interfere in any material respect with Executive’s role and responsibilities at the Company Entities: (a) the activities of Executive’s Family Members (to the extent not acting at the direction of or on behalf of Executive in breach of this Exhibit A), (b) Executive owning in a passive capacity up to five percent (5%) of the outstanding equity interests of (i) any publicly traded class of equity or debt securities registered under the Securities Exchange Act of 1934, as amended, or (ii) a third party investment fund that is not controlled by Executive (including by way of any investment consent rights over actions taken by such investment fund), in each case, so long as such ownership does not create any conflict of interest with Executive’s duties hereunder, (c) Executive making any investment, engaging in any activities or otherwise taking any action related to bona fide charitable, non-profit, philanthropic, community, literary and artistic activities (including joining or participating in the activities or serving on the board of any bona fide non-profit organization or trade or industry group or association) or (d) Executive providing investment advice to Executive’s Family Members or being actively involved in Executive’s Family Office (as defined below), so long as such activities are (i) not inconsistent with the restrictions set forth in Section 1 and Section 2 hereof, (ii) such investments are made in accordance with the Company’s compliance and trade reporting policies and (iii) such investments do not include a diversion of an investment opportunity presented to Executive in his capacity as an executive with the Company. For the purposes of this Section 5, “Family Office” means the organization responsible for the day-to-day administration and management of the Executive’s and/or one (1) or more of Executive’s Family Member’s financial and personal affairs (whether exclusively or on a collective basis with the financial and personal affairs of a limited number of friends and family and/or other Company professionals), which may include, but is not limited to, wealth management, making and managing of investments, tax planning, estate planning and philanthropic endeavors, and includes any entity which holds the personal investments of Executive or his Family Members; provided, that Executive does not receive any investment advisory-related fees or other fees (excluding any cost allocation or expense reimbursement), directly or indirectly, from any investors in the Family Office.

6.    For the avoidance of doubt, this Exhibit A is incorporated in the Amended and Restated Employment and Restrictive Covenant Agreement, dated as of August 7, 2023, by and between Blue Owl Capital Inc. and Michael D. Rees, and the terms of Section 12 thereto shall apply to this Exhibit A.

Exhibit B

Executive Authority, Duties and Responsibilities

During the Employment Term, Executive will, subject to the other provisions of this Agreement (including Exhibit C), have sole day-to-day managerial responsibility over the GP Strategic Capital Business, including sole managerial responsibility for:

(i) investment, strategic and portfolio management (including borrowings) of GP Strategic Capital Products (including constitution of the investment committees or equivalent for all GP Strategic Capital Products, it being understood that any appointments to and removals from such committees will require Executive’s prior written consent except as results from a firing of a member of the GP Strategic Capital Products Team made in accordance with this Exhibit B);

(ii) day-to-day management of the GP Strategic Capital Products Team;

(iii) compensation decisions for the GP Strategic Capital Products Team (subject to the terms set forth in this Agreement);

(iv) fundraising and ongoing client and investor relations solely as conducted by the GP Strategic Capital Products Team for the GP Strategic Capital Business, it being understood that Executive has no control or other authority over investor relations, finance, sales or other institutional groups or any person working in such group; and

(v) negotiation, finalization and approval of all fund related documentation for the GP Strategic Capital Products (including, for the avoidance of doubt, in respect of any entities that comprise the GP Strategic Capital Products, as opposed to any Company Entity or any general partner or managing person of any GP Strategic Capital Product) in a manner consistent with the General Firm Policies and the terms of this Agreement, the Investor Rights Agreement, the Principals Agreement and/or the governing documents for Participant/PF Carry (each as may be amended from time to time); provided, that, the Approved Fund Matters shall not require the approval of the General Counsel or Chief Financial Officer.

Except to the extent specifically provided in paragraph 4 below, but notwithstanding anything else to the contrary in this Exhibit B (including, for the avoidance of doubt, each of the preceding and following paragraphs) or this Agreement, any decision that could reasonably be expected to have an adverse impact (A) that is meaningful to the revenues of the GP Strategic Capital Business as a whole or (B) that is not de minimis on the reputation of the Company shall require the prior written consent of one (1) or both of the CEOs.

As part of the foregoing, during the Employment Term:

1.    Executive shall not pay or approve, or permit to be paid or approved, aggregate compensation (including base compensation, bonuses and incentive compensation, 401(k) matches, and equity compensation) for the GP Strategic Capital Products Team, including all Base Compensation, Additional Compensation and other compensation paid or payable to Executive, for any calendar year to exceed the GP Strategic Capital Aggregate Compensation Amount for such calendar year without the prior written consent of one (1) or both CEOs; provided, that (a) any carried interest issued or paid to the GP Strategic Capital Products Team in respect of any GP Strategic Capital Products and the DFF Revenue Share shall not be compensation for this purpose and (b) to the extent that, with respect to any calendar year, the aggregate amount of compensation paid to the GP Strategic Capital Products Team exceeds the GP Strategic Capital Aggregate Compensation Amount plus the amounts recoverable from Executive with respect thereto in accordance with this Agreement, the GP Strategic Capital Aggregate Compensation Amount with respect to the immediately succeeding year shall be reduced by the amount of such excess. For the avoidance of doubt, in any calendar year, the aggregate compensation paid or payable to the members of the Business Services Platform team included in the GP Strategic Capital Products Team to the extent reimbursable by the GP Strategic Capital Products will not be counted against the GP Strategic Capital Aggregate Compensation Amount; provided that beginning with the calendar year ending December 31, 2024, $1,600,000 of such reimbursable amounts shall be counted towards the GP Strategic Capital Aggregate Compensation Amount. The $1,600,000 amount referred to in the prior sentence shall increase each year, commencing in the calendar year ending December 31, 2025, by five percent (5%) per year.

2.    Notwithstanding anything to the contrary in this Agreement, all matters involving or relating to the allocation, terms and administration or other activities in carried interest, performance fees (excluding the DFF Revenue Share), “Incentive Carry” or otherwise relating to the subject matter of the governing agreements of Participant/PF Carry shall be subject to the terms of such governing agreement, and nothing in this Agreement (including this Exhibit B), express or implied, shall limit any rights of Executive or GP Strategic Capital or any other Person under or with respect to such governing agreements, and in the event of any conflict between this Agreement and such governing agreements, such governing agreements shall prevail.

3.    All compensation terms and conditions (other than with respect to the matters described in paragraph 2 above) applicable to the GP Strategic Capital Products Team will be determined on a basis that is consistent with terms applicable to employees of the Company Entities generally (e.g., benefit plan participation, deferrals and stock-based compensation vs. cash compensation). The GP Strategic Capital Products Team will participate consistently with other business units in firmwide equity grants by the Company and its Subsidiaries (it being understood that any such grants to and participation therein by the GP Strategic Capital Products Team shall not be counted against the GP Strategic Capital Aggregate Compensation Amount).

4.    Subject to compliance with any applicable law, rule or regulation, and notwithstanding anything in this Agreement (including in this Exhibit B) to the contrary, Executive shall have sole authority to authorize (a) any IPO or listing of any GP Strategic Capital Products (or any assets related thereto) in the United States, Canada, the United Kingdom, the Netherlands, Switzerland or Germany and (b) any sale, contribution or other monetization (such as a securitization or similar transaction) of any interests held in a partner manager (other than an IPO or listing as noted above) without any restrictions; provided, that in connection with any such IPO or listing, the GP Strategic Capital Products Team will be subject to the same General Firm Policies, including with regard to public reporting and securities law compliance. In no event may Executive authorize any IPO or listing of any GP Strategic Capital Product in any jurisdiction not specifically listed in clause (a) of this paragraph 4 without the prior written consent of one (1) or both of the CEOs.

5.    A senior professional or senior professionals from the GP Strategic Capital Products Team (each, a “GP Strategic Capital Designee”) will be designated by Executive to meet with the CEO or his, her or their designee not less than twice per month to provide reasonably requested updates on the GP Strategic Capital Business, as well as GP Strategic Capital Products and the GP Strategic Capital Products Team. In addition, a senior professional or senior professionals designated by Executive who is a member or who are members of the GP Strategic Capital Products Team (each, a “Liaison”) will act as day-to-day point person for the GP Strategic Capital Products Team with the rest of the Company as necessary, including Legal, Finance, Compliance, Human Resources and Sales. Notwithstanding the foregoing, it is understood and agreed that neither the GP Strategic Capital Designee(s) nor the Liaison(s) will, in his, her or their capacities as such, have decision-making authority with respect to the GP Strategic Capital Business or GP Strategic Capital Products.

6.    Without limiting or amending any other rights of Executive under this Agreement, nothing in this Agreement shall limit any communication (a) from the CEO or his, her or their designees with any member of the GP Strategic Capital Products Team or other employees of the Company Entities the Company Entities or (b) from Executive or his, her or their designees with any employees of the Company Entities in the ordinary course of business.

7.    Subject to the remainder of this paragraph 7, Executive shall be responsible for all hiring and firing decisions with respect to the GP Strategic Capital Products Team, and Executive shall discharge such responsibility in accordance with the General Firm Policies that relate to personnel matters. Executive may only make “internal hires” of existing employees of the Company Entities to the GP Strategic Capital Products Team with the prior written consent of the CEO. Notwithstanding the foregoing, one (1) or both CEOs, acting in good faith, has the ability to terminate the employment of any member of the GP Strategic Capital Products Team (other than Executive), in accordance with the General Firm Policies; provided, that any such termination by or both of the CEOs, without the consent of Executive, may only arise (a) from one (1) or more failures by such member of the GP Strategic Capital Products Team to comply with any of the General Firm Policies of the Company Entities or any written agreement that such person is party to or for actions that could reasonably be expected to adversely affect the reputation of the Company in a manner that is not de minimis and (b) after Executive has been notified and has failed to terminate such member of the GP Strategic Capital Products Team after a reasonable period of time (as determined under the circumstances).

8.    Upon the initiation of the lease and renovation of the office space for the Company at such location, the GP Strategic Capital Products Team will operate from the Company’s office space at 375 Park Avenue.

9.    Certain other matters applicable to Executive and the GP Strategic Capital Products Team during the Employment Term are set forth on Exhibit C and are incorporated herein by reference as if fully set forth at length herein.

Exhibit C

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Exhibit D

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